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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


        We consent to the reference of our firm under the caption "EXPERTS" in the Registration Statement on Form S-3 and related Prospectus of MAXIMUS, Inc. for the registration of 350,105 shares of its common stock and to the incorporation by reference therein of our report dated November 13, 1998 with respect to the consolidated financial statements of MAXIMUS, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 1998, and our report dated November 13, 1998 except for the fifth paragraph of Note 3, as to which the date is March 22, 1999, with respect to the supplemental consolidated financial statements of MAXIMUS, Inc. included in its Current Report on Form 8-K dated March 30, 1999, filed with the Securities and Exchange Commission.


                                        /s/ ERNST & YOUNG LLP

Washington, DC
March 26, 1999